EXHIBIT 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”), effective as of May 15, 2007, by and between El Paso Electric Company, a Texas corporation (“Company”), and Ershel C. Redd, Jr. (“Executive”).

WHEREAS, the Company desires to employ Executive as its President and Chief Executive Officer and serve as a member of its Board of Directors on the terms and conditions set forth herein; and

WHEREAS, Executive is willing, on the terms and subject to the conditions provided in this Agreement, to undertake the responsibilities contemplated herein, to furnish services to Company as provided herein, and to be subject to certain employment restrictions and obligations;

NOW, THEREFORE, in consideration of the premises and the covenants herein contained and other good, valuable, and binding consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
Employment

Section 1.01. Responsibilities And Authority. Company hereby employs Executive to serve as its President and Chief Executive Officer and serve as a member of its Board of Directors starting on or about May 15, 2007 (the date of Executive’s commencement of employment, the “Start Date”). The duties of Executive shall be those duties which can reasonably be expected to be performed by a person with the title of President and Chief Executive Officer. Executive shall report directly to the Board of Directors of the Company (the “Board”) and shall perform such other duties as may be assigned to him and as are not inconsistent with his position. The Company will appoint Executive to the Board and shall use reasonable efforts to do so on or promptly following the Start Date.

Section 1.02. Acceptance Of Employment. Executive accepts employment by Company on the terms and conditions herein provided and agrees, subject to the terms of this Agreement, to devote substantially all of his business time to advance the business of the Company. Nothing contained in this Agreement shall be construed so as to prevent Executive from investing his personal assets in such a manner and otherwise engaging in business transactions that are not inconsistent with the interests of the Company and that will not require a substantial portion of Executive’s business time or otherwise interfere with the performance of his duties hereunder. Executive expressly represents and warrants to the Company that the Executive is not a party to any contract or agreement and is not otherwise obligated in any way, and is not subject to any rules or regulations, whether governmentally imposed or otherwise, which will or may restrict in any way the Executive’s ability to fully perform the Executive’s duties and responsibilities under this Agreement.

Section 1.03. Agreement Term. The term of this Agreement shall be for an initial term of five years from the Start Date (such five-year period, the “Initial Term” and, as the term of this Agreement may be extended or shortened as set forth herein, the “Employment Term”). The Employment Term shall be extended automatically for three one-year periods (each, a “Renewal Term”) following the Initial Term unless either party has given 90 days prior written notice of termination of the Employment Term. Following such period, the parties may agree mutually in writing to extend the Employment Term.

Section 1.04. At-will Employment. Notwithstanding anything else herein, Executive’s employment with Company shall be at-will and may be terminated by either party at any time for any or no reason, including by the Company either with or without Cause. The foregoing shall not affect the Company’s obligation to pay severance benefits if required pursuant to Section 3.01 below. “Cause” shall mean the willful and continued failure by the Executive to perform his duties, or the engaging by the Executive in illegal conduct or misconduct in connection with Executive’s employment that is injurious to the Company, in each case following written notice and a reasonable opportunity to cure the failure or cease any non-criminal misconduct.

ARTICLE 2
Compensation And Incentives

Section 2.01. Base Compensation. During the Employment Term, Company shall pay Executive a base cash salary at the aggregate initial rate of $500,000 per annum. Thereafter, the base salary amount will be reviewed annually by the Board, which may, in its discretion, make appropriate annual merit increases. The compensation paid to Executive pursuant to this Section is hereinafter referred to as “Base Compensation.” The Base Compensation shall be paid to Executive in accordance with the Company’s payroll policy as in effect from time to time.

Section 2.02. Annual Bonus. During the Employment Term, Executive shall be eligible for an annual performance bonus under the terms of the Company’s bonus plans in place from to time. Executive’s target bonus opportunity will be 65% of Base Compensation, with actual bonus based on completion of performance goals determined by the Board or a committee of the Board. For fiscal 2007, Executive’s bonus opportunity will be based on the 2007 performance goals established by the Company’s compensation committee at its meeting on March 2, 2007, and any bonus will be prorated for the period from the Start Date through December 31, 2007.

Section 2.03. Equity Awards. The Company will issue the equity awards set forth below to Executive pursuant to separate award agreements. Executive shall be eligible to receive other equity awards as determined by the Board or a committee of the Board in its sole discretion.

(a)  Restricted Stock. The Company will issue to Executive shares of its Common Stock, no par value (the “Common Stock”), on or promptly following the Start Date, in an amount such that the intrinsic value on the grant date is approximately $650,000, the ownership of which shall vest in two equal annual installments on the first and second anniversaries of the Start Date, subject to Executive’s continued employment with Company on the applicable vesting date.

(b)  LTIP. Executive’s participation in the Company’s long-term incentive plan (“LTIP”) will begin with the performance period to end on December 31, 2009 with an intrinsic value (at target) on the grant date of approximately $651,000 (but subject to proration to account for the period from the Start Date to December 31, 2009 being less than 3 full years). LTIP awards typically consist of restricted stock with a three-year cliff vesting (25%) and performance stock with a three-year performance cycle based on total shareholder return compared to a peer group of companies (75%). In future years, Executive will be eligible to receive LTIP awards as determined by the Board or a committee of the Board.

Section 2.04. Reimbursement Of Moving Costs. Executive will be reimbursed the full cost of moving his household goods and up to two automobiles to the El Paso area. Executive will be reimbursed for travel expenses for himself and his family at the time of the move and for reasonable house-hunting activities while making his decision on the purchase of a home in the El Paso area. Such house hunting trips shall not exceed 3 trips. Executive will be reimbursed for travel expenses for visits home, not to exceed 3 visits per month, until he relocates permanently in the El Paso area. Executive will receive appropriate temporary lodging in the El Paso area, not to exceed three months from his start date, until his relocation is complete. Executive will be reimbursed all reasonable costs to sell his present home in New Jersey and purchase a home in the El Paso area including closing costs, commissions and attorney’s fees. Executive will receive an additional reimbursement payment for the taxable items reimbursed pursuant to this Section.

Section 2.05. Retirement Plans. Executive will be a participant in the Company’s Retirement Income Plan for Employees (“RIP”) and Excess Benefit Plan (“EBP” and, together with the RIP, the “Plans”). The Company agrees that if the Company terminates Executive’s employment, other than for Cause, following the Initial Term (including by exercising its right to decline to continue this Agreement in any of the Renewal Terms), any benefit election chosen under the terms of such Plans by Executive shall be computed as if the aggregate monthly amount (in the form of a straight life annuity payable over the lifetime of Executive only commencing on such date) of the Plan Retirement Benefit (as defined in the RIP) and the Excess Benefit (as defined in the EBP) is equal to the higher of (a) the Plan Retirement Benefit and Excess Benefit as determined under the terms of the Plans or (b) $100,000. Except as set forth in this Section, nothing in this Agreement shall affect Executive’s rights under the Plans. Any supplemental payment required by the Company under this Section shall be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Company for any such payment. Neither Executive nor his spouse or other beneficiary shall have any interest in any particular assets of the Company by reason of the right to receive any such payment and the Executive, his spouse or other beneficiary shall have only the rights of a general unsecured creditor of the Company with respect to such payments.

Section 2.06. Other Benefits. Executive shall be entitled to participate in all benefits plans available from time to time to senior executives of the Company including but not limited to the Plans, monthly car allowance and five (5) weeks and three (3) days paid time off. In addition to the Company-provided one (1) times annual base salary life insurance, the Company will provide to Executive (at no cost to Executive) 1.5 times his annual base salary in additional life insurance benefit coverage. In addition to participation in all Company-sponsored health and welfare benefit plans, Executive will be required to take a Company-paid physical exam on an annual basis. Executive will receive financial planning and tax preparation assistance in an amount not to exceed $15,000 annually.

Section 2.07. Indemnification. The Company shall provide Executive with the same indemnification and insurance protection provided by Company from time to time to all of its officers and directors.

ARTICLE 3
Termination Of Employment

Section 3.01. Severance Benefits.

(a)  If, during the Employment Term, the Company terminates Executive’s employment other than for death, disability or Cause, Executive shall be entitled to the following, subject to Executive signing and letting become effective a separation and release agreement including the release in the form attached hereto as Exhibit A:

(i)  a pro rated payment for the Severance Period of Executive’s then current Base Compensation plus target bonus for the year of termination;

(ii)  if Executive elects COBRA coverage, continued Company-paid health benefits for the Severance Period (or until such earlier date as Executive is covered by another company’s health plan); provided that to the extent COBRA coverage is not available, the Company shall pay Executive an amount equal to the cost to the Company of such coverage that cannot be provided; and

(iii)  outplacement benefits and assistance for up to 12 months following termination of employment in an amount not to exceed $25,000 in the aggregate;

(b)  The “Severance Period” shall equal (x) during the Initial Term, the lesser of two years or the then remaining period of the Initial Term or (y) during any Renewal Term, the then remaining period of such Renewal Term.

(c)  To the extent the payments provided for in this Section would be deemed to constitute non-qualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), no such payments shall be made until six months following termination of employment.

Section 3.02. Termination Upon Change Of Control. The foregoing provisions notwithstanding, the provisions of the Change of Control Severance Agreement between the Company and Executive (the “Change of Control Agreement”) shall govern any termination of Executive’s employment following a Change of Control (as defined in the Change of Control Agreement) of the Company, and the payments and benefits under the Change of Control Agreement shall be in lieu of any payments or benefits under this Agreement.

Section 3.03. No Duplication. Any benefits or payments due under this Article shall be reduced by any notice period or severance payments required by applicable federal, state or other law, including without limitation the WARN Act, and, except as expressly set forth herein, shall supersede any termination or severance benefits to which Executive may otherwise be entitled under any other agreement, plan or policy of the Company.

ARTICLE 4
Arbitration And Mediation

Section 4.01. Mediation. Any dispute arising hereunder between Executive and Company (including any dispute over whether Company has properly terminated Executive for Cause) which cannot be resolved by them to their mutual satisfaction within a period of 14 days, unless mutually extended, shall first be submitted to mediation in El Paso, Texas, to a mediator selected pursuant to the rules of the American Arbitration Association (“AAA”). All costs of mediation incurred by Executive will be paid by the Company.

Section 4.02. Arbitration. If such mediation shall not result in an agreed settlement between the parties, the dispute will be promptly submitted to binding arbitration (conducted in El Paso, Texas, by a panel of three arbitrators) in accordance with the rules of the AAA then in effect. The results of such arbitration shall be binding and conclusive upon the parties hereto, and judgment on the award may be entered at the instance of either party in any court of competent jurisdiction. The dispute resolution procedure set forth in this Section may be initiated by either party upon five business days prior written notice to the other and after failure to resolve the dispute after the expiration of the 14-day time period referred to in the preceding Section.

Section 4.03. Proceedings. Unless otherwise expressly agreed in writing by the parties to the arbitration proceedings:

(a)  The arbitration proceedings shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as amended from time to time;

(b)  Any procedural issues not determined under the arbitral rules selected pursuant to item (a) above shall be determined by the law of the place of arbitration, other than those laws which would refer the matter to another jurisdiction;

(c)  The losing party in any such dispute will pay all of the winning party’s costs, including any arbitrator or administrative fees and reasonable attorneys’ fees.

(d)  The decision of the arbitrators shall be reduced to writing; final and binding without the right of appeal; the sole and exclusive remedy regarding any claims, counterclaims, issues or accounting presented to the arbitrators; made and promptly paid in United States dollars free of any deduction or offset; and any costs or fees incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the party resisting such enforcement.

Section 4.04. Acknowledgement Of Parties. Each party acknowledges that he or she or it has voluntarily and knowingly entered into an agreement to arbitration under this Section by executing this Agreement.

ARTICLE 5
Miscellaneous

Section 5.01. Notices. Any notice, demand or request to be given hereunder to either party hereto shall be deemed given and effective only if in writing and either (1) delivered personally to Executive or (in case of a notice to Company) to the Chairman of the Board of the Company with a copy to the General Counsel, or (2) sent by certified or registered mail, postage prepaid, to the addresses set forth on the signature page hereof or to such other address as either party may hereafter specify to the other by notice similarly served.

Section 5.02. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Texas.

Section 5.03. Modification. No modification or waiver of any provision hereof shall be made unless it be in writing and signed by both of the parties hereto.

Section 5.04. Scope Of Agreement. This Agreement constitutes the whole of the agreement between the parties on the subject matter, superseding all prior oral and written conversations, negotiations, understandings, and agreements in effect as of the date of this Agreement.

Section 5.05. Successors and Assigns. This Agreement shall not be assignable by the Company (other than to an affiliate of the Company or to any successor or assign of the Company) without the written consent of Executive. The Company will require any successor to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If Executive should die or become disabled while any amount is owed but unpaid to Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid to Executive’s devisee, legatee, legal guardian or other designee, or if there is no such designee, to Executive’s estate. Executive’s rights hereunder shall not otherwise be assignable

Section 5.06. Tax Payments, Withholdings And Reporting. Executive recognizes that the payments and benefits provided under this Agreement may result in taxable income to him which Company and its affiliates will report to the appropriate taxing authorities. Company shall have the right to deduct from any payment made under this Agreement any federal, state, local or foreign income, employment or other taxes it determines are required by law to be withheld with respect to such payments or benefits provided thereunder or to require payment from Executive which he agrees to pay upon demand, for the purpose of satisfying any such withholding requirement.

Section 5.07. Separate Counsel. Executive acknowledges that he has been advised by Company that before he signs this Agreement he should consult with an attorney.

Section 5.08. Severability. In the event any provision of the Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

Section 5.09. Counterparts. This Agreement may be signed in several counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were on the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date set forth above.

EL PASO ELECTRIC COMPANY

By: /s/ Michael K. Parks______________
Name: Michael K. Parks
Title: Vice Chairman

EXECUTIVE

/s/ Ershel C. Redd, Jr.________________
Ershel C. Redd, Jr.

Exhibit A
Form of Release and Waiver

Executive agrees to and does fully and completely release, discharge and waive any and all claims, complaints, causes of action, demands of whatever kind or nature which Executive has or may have against the Company, its subsidiaries, affiliates, predecessors, and successors and all of their respective directors, officers, and employees by reason of any event, matter, cause, or thing that has occurred prior to the date hereof (hereinafter “Executive Claims”). Executive agrees that this release and waiver specifically covers, but is not limited to, any and all Executive Claims which Executive has or may have against the Company relating in any way to compensation, or to any other terms, conditions, or circumstances of Executive’s employment with the Company, and to the cessation of such employment, based on statutory or common law claims for employment discrimination, including claims under Title VII, the Age Discrimination in Employment Act, Americans with Disabilities Act, and any and all discrimination or retaliation claims under state or federal law, wrongful discharge, breach of contract, defamation, intentional infliction of emotional distress, breach of fiduciary duty, or any other theory whether legal or equitable; provided, however, that this release shall not affect Executive’s rights under or with respect to any retirement plan which is subject to ERISA and is qualified under Section 401 (a) of the Code.

Executive acknowledges that he has twenty-one (21) days to review and consider this release and waiver. Executive has also been advised verbally and by this writing of his right to consult with an attorney prior to executing this release and waiver. Executive is further aware that if he signs this release and waiver, he may revoke it for a period of seven (7) days following the day he signs it, and this release and waiver shall not be effective or enforceable until the revocation period has expired.